Lumber Liquidators Provides First Quarter 2015 Business Update

- First Quarter Net Sales Increased 5.6% to $260.0 Million -

TOANO, Va., April 2, 2015 /PRNewswire/ -- Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today provided a business update for the first quarter ended March 31, 2015.

Net sales in the first quarter of 2015 were $260.0 million, an increase of 5.6% from the first quarter of 2014 and a compound annual growth rate of 6.2% over the first quarter of 2013. Net sales in the month of March were $89.4 million, a decrease of 12.8% in comparison to March 2014. Consistent with Company's expectations as discussed in its March 12, 2015 Business Update, net sales in March 2015 were significantly weaker than trends in January and February, as net sales were negatively impacted by unfavorable allegations surrounding the product quality of the Company's laminates sourced from China. The Company opened four new stores during the first quarter of 2015 and was operating 356 locations at March 31, 2015.

In comparable stores, net sales for the quarter decreased 1.8% in comparison to the first quarter of 2014, due to a 6.2% decrease in the average sale, partially offset by a 4.4% increase in the number of customers invoiced. In the month of March 2015, net sales at comparable stores decreased 17.8% due to a 6.5% decrease in the average sale and an 11.3% decrease in the number of customers invoiced.

Open orders were $46.4 million at March 31, 2015, an increase of 13.5% over the total at March 31, 2014, up from $44.3 million at December 31, 2014 and down from $46.8 million at February 28, 2015. The open order balance is increased each day by gross new orders and decreased by invoiced sales and "net adjustments, including returns." "Net adjustments, including returns" as a percentage of gross new orders were 10% through February 2015 and 17% in March 2015. In March, the Company experienced an increase in net adjustments to approximately 27% of gross new orders in the first ten days of March, which moderated to approximately 13% of gross new orders in the last two weeks of March.

The Company's sales mix shifted when comparing the month of March to the first two months of 2015. Total laminate net sales, which were 21.2% of net sales through February 2015, fell 480 basis points to 16.4% in the month of March 2015, primarily due to a decrease in the sales mix of laminates sourced from China. Additionally, in comparing March 2015 to the first two months of the quarter, the sales mix of bamboo, vinyl plank and cork fell 120 basis points while the sales mix of solid and engineered hardwoods rose 470 basis points.

Gross margin is now expected to be in the range of 35.5% to 36.5% in the first quarter of 2015, including approximately $1.5 million in incremental transportation costs related to the East Coast distribution center transition and consolidation. Gross margin in the first quarter of 2014 was 41.1%. We believe the decline in gross margin is primarily due to adverse net shifts in sales mix, lower retail prices across product categories particularly in March, and certain planned changes in the marketing of the Company's value proposition.

Cash and cash equivalents at March 31, 2015 are expected to range from $41.5 million to $43.5 million, including $20.0 million in borrowings on the Company's revolving credit facility. The Company expects to end the first quarter with approximately $273 million of inventory available for sale, or approximately $766,000 per store.

Customer care has been the Company's primary focus in March 2015. To reassure its customers, the Company implemented an air quality testing program at no cost to the customer. As part of that program, through the end of the first quarter of 2015, approximately 10,000 of the Company's customers have requested in-home air quality test kits. The test kit is sent directly to the customer by an independent testing organization. After receiving the test kit, the customer is in control of the process. Clear instructions are provided on how to conduct the test and to mail the completed kit directly to a third-party lab accredited by AIHA-LAP (a leading accreditation for industrial hygiene labs) for analysis. Though the timeframe will vary by customer, once a test kit is received by the lab, the customer is expected to be informed of the results within approximately seven to ten days. Consequently, the entire process from request to results may take several weeks or more.

Full First Quarter Results Conference Call and Webcast Information

The Company plans to release its full first quarter results on Wednesday, April 29, 2015. The Company plans to host a conference call and audio webcast on April 29, 2015, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call ends through May 6, 2015 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering pin number 13605390. The live conference call and replay may also be accessed via audio webcast at the Investor Relations section of the Company's website, www.lumberliquidators.com.

About Lumber Liquidators

With more than 355 locations, Lumber Liquidators is North America's largest specialty retailer of hardwood flooring. The Company features more than 400 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and vinyl plank. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators' low priced product, much of which is in stock and ready for delivery.

With premier brands including Bellawood and Morning Star Bamboo, Lumber Liquidators' flooring is often featured on popular television shows such as HGTV's Dream Home and This Old House. For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD.

Lumber Liquidators aims to be the industry leader in sustainability. For more information, please visit www.LumberLiquidators.com/Sustainability. Learn more about our corporate giving program at LayItForward.LumberLiquidators.com. You can also follow the Company on Facebook and Twitter.

Forward-Looking Statements

This press release and accompanying financial tables may contain "forward-looking statements" within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "thinks," "estimates," "seeks," "predicts," "could," "projects," "potential" and other similar terms and phrases, are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, the Company's management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company's control. Forward-looking statements in this press release may include, without limitation, statements regarding sales growth, comparable store net sales, number of stores providing installation services, impact of cannibalization, price changes, inventory availability and inventory per store, earnings performance, stock-based compensation expense, margins, return on invested capital, advertising costs, strategic direction, supply chain, clearance events, the demand for the Company's products, benefits from an improving housing market, construction of engineered hardwood as to not be subject to anti-dumping and countervailing duties, and store openings and remodels. The Company's actual results could differ materially from those projected in or contemplated by the forward-looking statements as a result of potential risks, uncertainties and other factors including, but not limited to, changes in general economic and financial conditions, such as the rate of unemployment, consumer access to credit, and interest rate; the volatility in mortgage rates; the legislative/regulatory climate; political unrest in the countries of the Company's suppliers; the availability of sufficient suitable hardwood; the impact on us if we are unable to maintain quality control over our products; the cost and effect on our reputation of unfavorable allegations surrounding the product quality of the Company's laminates sourced from China; the Company's suppliers' ability to meet its quality assurance requirements; disruption in the Company's suppliers' abilities to supply needed inventory; disruptions or delays in the production, shipment, delivery or processing through ports of entry; the strength of the Company's competitors and their ability to increase their market share; slower growth in personal income; changes in business and consumer spending and the demand for our products; changes in transportation costs; the rate of growth of residential remodeling and new home construction; the demand for and profitability of installation services; changes in the scope or rates of any antidumping or countervailing duty rates applicable to the Company's products; the costs and outcome of pending or potential litigation or governmental investigations; and inventory levels. The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company's other reports filed with the Securities and Exchange Commission, including the Item 1A, "Risk Factors," section of the Form 10-K for the year ended December 31, 2014.

For further information contact:

Lumber Liquidators Investor Relations
Ashleigh McDermott
Tel: 757.566.7512

Lumber Liquidators Holdings, Inc. Supporting Schedules (dollars in thousands) (unaudited)

	Three Months Ended March 31,
	2015	2014
Net sales	$ 259,961	$ 246,291
Percentage increase	5.6%	6.9%

Number of stores open at end of period	356	331
Number of stores opened in period	4	13
	percentage increase (decrease)
Average sale[1]	(6.2)%	2.6%
Average retail price per unit sold[2]	(6.8)%	1.4%

Comparable stores[3]:
Net sales	(1.8)%	(0.6)%
Customers invoiced[4]	4.4%	(3.2)%
Net sales of stores operating for 13 to 36 months	3.7%	1.6%
Net sales of stores operating for more than 36 months	(2.6)%	(0.9)%

Net sales in markets with all stores comparable (no cannibalization)	1.4%	3.2%
Net sales in cannibalized markets[5]	19.4%	17.2%

___________________

[1] Average sale, calculated on a total company basis, is defined as the average invoiced sale per customer, measured on a monthly basis and excluding transactions of less than $250 (which are generally sample orders, or add-ons or fill-ins to previous orders) and of more than $30,000 (which are usually contractor orders).

[2] Average retail price per unit sold is calculated on a total company basis and excludes non-merchandise revenue.

3 A store is generally considered comparable on the first day of the thirteenth full calendar month after opening.

[4] Change in number of customers invoiced is calculated by applying the average sale to total net sales at comparable stores.

5 A cannibalized market has at least one comparable store and one non-comparable store.

	Two Months Ended February 28, 2015	One Month Ended March 31, 2015	Three Months Ended March 31, 2015

Net sales	$ 170,575	$ 89,386	$ 259,961
	percentage increase (decrease) from comparable period in 2014
Percentage change	18.7%	(12.8)%	5.6%
Two-year compound annual growth rate	12.0%	(2.7)%	6.2%

Average sale	(6.1)%	(6.5)%	(6.2)%
Average retail price per unit sold	(7.4)%	(6.2)%	(6.8)%

Comparable stores:
Net sales	9.6%	(17.8)%	(1.8)%
Customers invoiced	15.7%	(11.3)%	4.4%

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